Exhibit 99.1

Caribou Biosciences Appoints Tina Albertson, MD, PhD, as Chief Medical Officer

--Highly-experienced hematologist and oncologist with proven track record successfully driving global clinical development of CAR-T cell therapies --

BERKELEY, Calif., August 12, 2024 (GLOBE NEWSWIRE) -- Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today announced the appointment of Tina Albertson, MD, PhD, as chief medical officer. Dr. Albertson brings 15 years of experience leading clinical drug development of cellular therapies and biologics. She will be responsible for strategic leadership of the clinical, regulatory, and medical affairs functions, and provide medical and operational leadership of Caribou’s four clinical programs for hematologic malignancies and autoimmune diseases. Dr. Albertson will report to Rachel Haurwitz, PhD, Caribou’s president and chief executive officer.

Dr. Albertson was most recently the chief medical officer and head of development for Lyell Immunopharma, where she built and led the clinical development function. At Lyell, she initiated two Phase 1 clinical trials evaluating CAR-T cell and TIL therapies in solid tumors. Previously, Dr. Albertson was vice president of global drug development at Juno Therapeutics, a Bristol-Myers Squibb company, where she led the global development of BREYANZI (lisocabtagene maraleucel) from IND to filing of the initial BLA that resulted in FDA approval in large B cell lymphoma. At Juno, she led strategic development and execution of 9 global clinical trials, including 4 registrational trials of BREYANZI in other B cell malignancies and earlier lines of therapy. Dr. Albertson previously served as medical director of clinical development and experimental medicine at Seagen (formerly Seattle Genetics).

"Tina is an exceptional industry leader who brings significant experience in strategic clinical development of CAR-T cell therapies to Caribou. As a hematologist and oncologist, Tina has a deep understanding of the potential impact an off-the-shelf CAR-T cell therapy could have on patient treatment, outcomes, and reach,” said Dr. Haurwitz. “Her expertise in driving global clinical and regulatory strategies for cell therapies through all phases of development, including pivotal trials, will be valuable as we advance the development of our allogeneic CAR-T cell therapies in hematologic malignancies and autoimmune diseases.”

A photo accompanying this announcement is available at
https://pr.globenewswire.com/FileDownloader/DownloadFile?source=pnr&fileGuid=6816bea9-5ab8-4389-9bd6-e610f2c9e410

Dr. Albertson earned her MD from Stanford University and completed a clinical fellowship in pediatric hematology/oncology at Seattle Children’s Hospital and residency in pediatrics at Denver Children’s Hospital. She earned her PhD in cancer biology from University of Washington and her BS in molecular biology from the University of Oregon.

“Allogeneic CAR-T cell therapy holds immense promise as a transformative treatment modality, offering the potential to revolutionize the treatment landscapes for patients living with cancer or autoimmune disease,” said Dr. Albertson. “I am excited to join Caribou as the company is at the forefront of developing off-the-shelf CAR-T cell therapies and is working to deliver these promising treatment options to patients who desperately need them."

About Caribou’s novel next-generation CRISPR platform
CRISPR genome editing uses easily designed, modular biological tools to make DNA changes in living cells. There are two basic components of Class 2 CRISPR systems: the nuclease protein that cuts DNA and the RNA molecule(s) that guide the nuclease to generate a site-specific, double-stranded break, leading to an edit at the targeted genomic site. CRISPR systems are capable of editing unintended genomic sites, known as off-target editing, which may lead to harmful effects on cellular function and phenotype. In response to this challenge, Caribou has developed CRISPR hybrid RNA-DNA guides (chRDNAs; pronounced “chardonnays”) that direct substantially more precise genome editing compared to all-RNA guides. Caribou is deploying the power of its Cas12a chRDNA technology to carry out high efficiency multiple edits, including multiplex gene insertions, to develop CRISPR-edited therapies.

About Caribou Biosciences, Inc.
Caribou Biosciences is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. The company’s genome-editing platform, including its Cas12a chRDNA technology, enables superior precision to develop cell therapies that are armored to potentially improve activity against disease. Caribou is advancing a pipeline of off-the-shelf cell therapies from its CAR-T platform as readily available treatments for patients with hematologic malignancies and autoimmune diseases. Follow us @CaribouBio and visit www.cariboubio.com.

Forward-looking statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements include, without limitation, statements related to Caribou’s strategy, plans, and objectives, and expectations regarding its clinical and preclinical development programs. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, risks inherent in the development of cell therapy products; uncertainties related to the initiation, cost, timing, progress, and results of Caribou’s current and future research and development programs, preclinical studies, and clinical trials; and the risk that initial, preliminary, or interim clinical trial data will not ultimately be predictive of the safety and efficacy of Caribou’s product candidates or that clinical outcomes may differ as patient enrollment continues and as more patient data becomes available; the risk that preclinical study results observed will not be borne out in human patients or different conclusions or considerations are reached once additional data have been received and fully evaluated; the ability to obtain key regulatory input and approvals; as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc. contacts:
Investors:
Amy Figueroa, CFA
investor.relations@cariboubio.com

Media:
Peggy Vorwald, PhD
media@cariboubio.com

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